Exhibit 99.1

CONTACT:                            FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer(203) 661-1926, ext. 6668

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 3rd QUARTER 2013 SALES AND EARNINGS

GREENWICH, CT, USA, November 1, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health & wellness and beauty products, as well as candles and accessories for the home sold through the direct selling and direct marketing channels, today reported sales and earnings for the third quarter of 2013. Net sales for the three months ended September 30, 2013 decreased approximately 33% to $179.5 million from $268.8 million for the comparable prior year period, primarily due to lower sales at ViSalus.

Commenting on the third quarter sales results, Robert B. Goergen, Chairman and Chief Executive Officer noted, “the overall sales decline year-over-year was largely driven by the lower North American Promoter count at ViSalus versus 2012’s third quarter, and, while Promoter count continued to trend downward, we are encouraged by the focused efforts to re-launch North America undertaken by the leadership team. Moreover, ViSalus continues to address the infrastructure implications of its extremely rapid growth in 2012 while, at the same time, responding to the need for the product diversification and geographic expansion critical to its future success.”

Turning to Candles & Home Decor, Mr. Goergen noted further that, “there are indications that our investments in technology, as well as targeted training and business-building programs, are beginning to have a positive impact at PartyLite. Consultant web sites, online shopping, preferred customer programs and direct-to-customer shipping have coupled with a great product offering to help resourceful Consultants grow their businesses. Furthermore, these innovations are beginning to have the positive effect of attracting and retaining both Consultants and customers by making it both easier and rewarding to do business with PartyLite, as evidenced by the favorable Consultant trends outside North America.”

Blyth’s operating loss for the third quarter was $10.1 million this year versus income of $7.8 million last year, largely driven by the decline in sales. Last year included the following pre-tax items:

•	Fees of $4.7 million related to the ViSalus withdrawn stock offering,

•	A ViSalus Equity Incentive Plan (EIP) credit of $3.4 million,

•	PartyLite restructuring charges of $0.7 million, and

•	An intangible impairment charge of $0.8 million at Silver Star Brands.

Excluding the impact of these charges and credits, Blyth’s operating loss of $10.1 million in 2013’s third quarter compares to an operating profit of $10.6 million in the year-earlier period.

Net Loss Attributable to Blyth, Inc. was $8.5 million for the three months ended September 30, 2013 compared to earnings of $0.7 million in the comparable prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were a loss of $0.53 for the three months ended September 30, 2013 compared to earnings per share of $0.04 in the comparable prior year period. The prior year’s earnings per share includes $0.12 for fees related to the withdrawn stock offering, a ViSalus EIP credit of $0.06, PartyLite restructuring charge of $0.03 and Silver Star Brands intangible impairment charge of $0.03. During the third quarter of last year, the Company recorded an after-tax profit from discontinued operations for Sterno of $0.03 per share. Excluding these unusual items from last year, normalized earnings per share for the third quarter were a loss of $0.53 versus earnings of $0.13 last year.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $11.2 million for the three months ended September 30, 2013, which includes a downward adjustment of $2.7 million related to dividends paid to the non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. Giving effect to this adjustment, Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders were a loss of $0.70 for the three months ended September 30, 2013 compared to earnings per share of $0.04 in the comparable prior year period.

During the second quarter, the Company issued $50 million principal amount of 6.0% Senior Notes due on June 30, 2017 and announced it would redeem for cash all of its outstanding 5.5% Senior Notes due November 1, 2013. On July 10, 2013, the Company completed the redemption of the $71.8 million aggregate principal amount of the 5.5% Senior Notes outstanding plus accrued and unpaid interest as well as a make-whole payment of approximately $1.2 million.

2013 Third Quarter Segment Performance

In the Health & Wellness segment, ViSalus’ third quarter net sales decreased 52% to $82.4 million versus $169.9 million for the same period last year, largely reflecting the reduced Promoter base in North America. At the end of the third quarter, qualified independent North American Promoters totaled more than 49,000 versus more than 110,000 Promoters at the end of the prior year’s third quarter. International Promoters totaled nearly 4,000, reflecting the entry into the U.K. in April. Health & Wellness third quarter segment operating loss was $0.3 million this year versus operating income of $23.2 million last year. Excluding ViSalus fees related to the withdrawn stock offering of $4.7 million, the EIP credit of $3.4 million last year, and allocated corporate expenses of $1.8 million this year and $2.9 million last year, third quarter operating income for ViSalus was $1.5 million this year versus $27.4 million in the third quarter of 2012. The decrease in ViSalus’s operating profit was due primarily to the sales reduction and infrastructure spending to support both its significant North American business and its product diversification and global expansion initiatives.

Ryan Blair, Chief Executive Officer of ViSalus noted that, “We are focused on building the North American Promoter base through new products, international expansion and compensation plan sales incentives. We have launched our new patent pending, high protein, high fiber meal, the Vi CrunchTM Protein Super Cereal. We have also invested $3.4 million to open the UK market and to launch four additional European markets. We are on track for these 2014 market openings, beginning with two in the first quarter, which will bring the Body by Vi ChallengeTM to a European population of over 230 million people in our five markets, more than half of whom face weight management challenges. Further, we have invested over $5.5 million in capital expenditures over the past 18 months to support technology infrastructure, information systems and mobile application development to create an exceptional user experience for our customers and promoters. These are critical, long-term growth initiatives for which we expect to realize a return on investment in 2014 and beyond.”

In Candles & Home Décor, PartyLite sales were $67.5 million in the third quarter versus $69.5 million for the same period last year, a decline of 3%. Worldwide, active independent sales Consultants totaled approximately 43,500 compared to approximately 45,000 at the end of 2012’s third quarter. PartyLite’s European sales during the quarter increased 4% in U.S. dollars, or a 2% decline in local currency. PartyLite’s European active independent sales Consultants totaled approximately 24,500 at the end of the third quarter both this year and last year. PartyLite’s North American sales, comprised of the U.S. and Canada, declined 15% versus the prior year period. Active North American independent sales Consultants totaled approximately 14,500 at the end of the third quarter versus over 16,000 last year.

Third quarter operating loss for the Candles & Home Décor segment was $9.6 million versus a loss of $13.3 million in last year’s third quarter. Excluding allocated corporate expenses and other of $1.2 million this year and $1.9 million last year, as well as a restructuring charge last year of $0.7 million, PartyLite’s operating loss was $8.4 million this year versus $10.7 million last year, reflecting improved profitability across many markets.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Operating Officer of Blyth and President, PartyLite Worldwide said, “We are deeply gratified by early indications that we are gaining traction in achieving our objectives and are excitedly looking to the future for continued progress. While PartyLite worldwide sales experienced a 3% third quarter decline over the prior year period, our operating profit improved $3.8 million, or 28%. Much of the favorable comparison reflects the effect of our consolidation of North American manufacturing and distribution, overhead streamlining and the impact of many other margin improvement programs, plus we are also seeing some positive results from initiatives geared to growing the top line. Furthermore, PartyLite's European Consultant count was unchanged in the third quarter versus last year, the first quarter in more than two years where the Consultant base held steady. And, in Australia, where Consultant count increased 51% in the third quarter, sales continue to experience double digit growth.”

In the Catalog & Internet segment, Miles Kimball Company changed its name to Silver Star Brands in October 2013, in a move to more accurately describe the multi-channel industry leader and the brand portfolio it offers. Third quarter net sales for Silver Star Brands increased slightly to $29.5 million versus $29.4 million last year. Double-digit growth in health and wellness products and higher sales associated with the new Silver Star Brands credit program were offset by lower sales of general merchandise. Third quarter operating loss in this segment was $0.2 million this year versus a loss of $2.1 million last year. Excluding allocated corporate expenses and other of $0.4 million this year and $0.8 million last year, as well the intangible impairment charge of $0.8 million last year, Silver Star Brands’ operating profit was $0.2 million this year versus a loss of $0.5 million last year. The improved operating performance year-over-year reflects promotional efficiencies and improved product mix in the current quarter.

Commenting on the improved year-over-year performance, Robert B. Goergen, Jr. noted, “We enthusiastically welcome the early performance of our tightly targeted strategy to expand and market appealing health, wellness and beauty products across our various brands. As such, our recent name change to Silver Star Brands portrays more accurately both the breadth and focus of this multi-brand, multi-channel, direct-to-consumer marketer.”

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

First Nine Months Fiscal Performance

Net Sales for the nine months ended September 30, 2013 declined 26% to $624.3 million versus $848.5 million for the comparable prior year period. Operating Loss for the first nine months was $3.0 million this year versus operating profit of $44.8 million last year. Last year included the following pre-tax items:

•	Fees of $4.7 million related to the ViSalus withdrawn stock offering,

•	A ViSalus Equity Incentive Plan (EIP) charge of $9.1 million,

•	PartyLite restructuring charges of $2.1 million, and

•	An intangible impairment charge of $0.8 million at Silver Star Brands.

Excluding the impact of these charges, this year’s operating loss of $3.0 million compares to an operating profit of $61.5 million last year.

Net Loss Attributable to Blyth, Inc. was $7.2 million for the nine months ended September 30, 2013 compared to net income of $16.3 million in the comparable prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. was a loss of $0.45 for the nine months ended September 30, 2013 compared to earnings per share of $0.94 in the comparable prior year period. The prior year includes fees related to the ViSalus withdrawn stock offering of $0.12, ViSalus EIP charge of $0.26, PartyLite restructuring charge of $0.08, Silver Star Brands intangible impairment charge of $0.03 and income from discontinued operations of $0.09. Excluding these unusual items from last year, Normalized Loss per Share for the first nine months was $0.45 versus Earnings per Share of $1.34 last year.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $11.8 million for the nine months ended September 30, 2013, which includes a downward adjustment of $4.6 million related to dividends paid to non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders were a loss of $0.73 for the nine months ended September 30, 2013 compared to earnings per share of $0.94 in the comparable prior year period.

2013 Earnings Guidance Update

The Company also commented on its outlook for the year ending December 31, 2013. Diluted Earnings per Share Attributable to Blyth, Inc. are expected to be $0.35 - $0.45 compared to prior guidance of $0.75 - $0.90. The reduced outlook is primarily driven by the decline in ViSalus’ North American sales projections. The revised guidance excludes the impact of the $0.28 per share charge reflecting dividends paid to non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. After giving effect to this downward adjustment, Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders are expected to be approximately $0.07 - $0.17 for the year ending December 31, 2013. Cash flow from operations for 2013 is expected to be approximately $40 million and capital spending is anticipated to be approximately $14 million.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health & wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets health & wellness and beauty products, household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not assurances of future performance and can be identified by the fact that they do not relate to statements of historical or current facts. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements in this press release include, among others, the impact of PartyLite’s investment in technology on its business; PartyLite’s strategies to attract and retain Consultants and help them grow their businesses; ViSalus’s product diversification and geographic expansion plans; ViSalus’s initiatives to increase its Promoter base, facilitate customer acquisition and retention, and reduce costs;our guidance relating to earnings per share for 2013, and anticipated cash flow from operations and capital spending in 2013.

The Company’s forward-looking statements are based on management’s current beliefs, expectations and assumptions regarding the future of the Company’s business, strategies, plans and performance, the economy and other future conditions and future events, circumstances and results. Because forward-looking statements relate to the future, they are inherently susceptible to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside our control, especially when made at the beginning of the fourth quarter of the fiscal year when it is difficult to forecast financial results for the full year. Our actual results and financial condition could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include, (i) our ability to respond appropriately to changing consumer preferences and demand for our current and new products or product enhancements; (ii) our dependence on sales by independent promoters and consultants and our ability to recruit, retain and motivate them; (iii) the loss of a leading promoter or consultant, together with his or her associated sales organization, or the loss of a significant number of promoters or consultants for any reason; (iv) the attractiveness of ViSalus’s and PartyLite’s compensation plans among their current and prospective promoters and consultants; (v) our ability to retain our existing customers or attract new customers; (vi) our ability to influence or control our promoters and consultants; (vii) federal, state and foreign regulations applicable to our products (including advertising and labeling), promotional programs and compensation plans; (viii) adverse publicity associated with our products, ingredients, promoters, consultants, programs or business models, or those of similar companies; (ix) product liability and health-related claims; (x) competition; (xi) a downturn in the economy; (xii) our ability to grow our business in our existing markets and open new markets, including risks in our international operations; (xiii) legal actions by or against our promoters and consultants; (xiv) our reliance on independent third parties for the manufacture and supply of many of our products; (xv) our ability to manufacture candles at required levels of quantity and quality; (xvi) disruptions to transportation channels; (xvii) shortages or increases in the cost of raw materials; (xviii) ViSalus’s obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (xix) awards made pursuant to ViSalus's Equity Incentive Plan, which could negatively impact our business, financial condition and results of operations; (xx) our dependence on key employees; (xxi) certain taxes or assessments relating to the activities of our promoters and consultants for which we may be held responsible; (xxii) our reliance on third parties to plan many of our events; (xxiii) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (xxiv) the covenants in the indenture that governs our new Senior Notes due 2017 may limit our operating and financial flexibility, including our ability to pay cash dividends or repurchase our outstanding common stock; (xxv) turmoil in the financial markets could increase our borrowing costs or impede access to or increase our cost of financing; (xxvi) our ability to protect our intellectual property; (xxvii) interruptions in our information-technology systems; (xxviii) information security or data breaches; (xxix) our ability to successfully adapt to and integrate mobile devices; (xxx) credit card and debit card fraud; (xxxi) our storage of user and employee data; (xxxii) changes in our effective tax rate; (xxxiii) fluctuations in our periodic results of operations; (xxxiv) increased mailing, printing and shipping costs; (xxxv) Silver Star Brands’ credit program; (xxxvi) speculative trading, short interest and volatility in our stock price; (xxxvii) the failure of securities or industry analysts to publish research or reports about our business, or the publication of negative reports about our business; and (xxxviii) our compliance with the Sarbanes-Oxley

Act of 2002, as well as other factors described in this press release and in the Company’s most recently filed Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances or new information that exists after the day on which they are made, except as provided by law.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended September 30,	Ended September 30,	Ended September 30,	Ended September 30,
	2,013	2,012	2,013	2,012

Net sales	$179,466	$268,811	$624,291	$848,493
Cost of goods sold	66,935	92,086	223,476	283,250
Gross profit	112,531	176,725	400,815	565,243
Selling	84,343	122,837	279,948	380,301
Administrative and other	38,283	49,537	123,835	131,029
ViSalus equity incentive plan	—	(3,443)	—	9,118
Total operating expense	122,626	168,931	403,783	520,448
Operating profit (loss)	(10,095)	7,794	(2,968)	44,795

Other expense (income):
Interest expense	2,256	1,567	5,038	4,472
Interest income	(111)	(278)	(528)	(1,155)
Foreign exchange and other	(266)	(750)	(541)	(2,146)
Total other expense	1,879	539	3,969	1,171
Earnings (loss) from continuing operations before income taxes	(11,974)	7,255	(6,937)	43,624
Income tax expense (benefit)	(3,736)	3,050	(1,497)	17,724
Earnings (loss) from continuing operations	(8,238)	4,205	(5,440)	25,900
Income from discontinued operations, net of income tax	—	571	—	1,622
Net earnings (loss)	(8,238)	4,776	(5,440)	27,522
Less: Net earnings (loss) attributable to noncontrolling interests	232	4,031	1,792	11,271
Net earnings (loss) attributable to Blyth, Inc.	$(8,470)	$745	$(7,232)	$16,251
Less: Dividends paid to noncontrolling interest holders in excess of income earned	$(2,748)	—	$(4,582)	—
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(11,218)	$745	$(11,814)	$16,251

Basic:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$(0.7)	$0.01	$(0.73)	$0.85
Net loss from discontinued operations attributable per Blyth, Inc. common share	—	0.03	—	0.09
Net earnings (loss) attributable per Blyth, Inc. common share	$(0.7)	$0.04	$(0.73)	$0.94
Weighted average number of shares outstanding	16,071	17,302	16,237	17,241

Diluted:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$(0.7)	$0.01	$(0.73)	$0.85
Net loss from discontinued operations attributable per Blyth, Inc. common share	—	0.03	—	0.09
Net earnings (loss) attributable per Blyth, Inc. common share	$(0.7)	$0.04	$(0.73)	$0.94
Weighted average number of shares outstanding	16,071	17,358	16,237	17,317

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			September 30, 2013	September 30, 2012
Assets
Cash and Cash Equivalents			$82,253	$138,824
Short Term Investments			6,858	43,382
Accounts Receivable, Net			14,142	8,337
Inventories			85,311	121,951
Property, Plant & Equipment, Net			96,642	90,868
Other Assets			68,170	101,734
Discontinued operations			—	17,733
			$353,376	$522,829

Liabilities and Stockholders' Equity
Bank and Other Debt			$6,058	$6,612
Bond Debt			50,000	85,405
Other Liabilities			261,006	315,743
Discontinued operations			—	7,001
Equity			36,312	108,068
			$353,376	$522,829

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2013		September 30, 2012
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings(loss)	$(8,470)	$(0.53)	$2,237	$0.13

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	—	—	1,006	0.06

ViSalus IPO related costs incurred	—	—	(2,108)	(0.12)

Impairment of intangible assets	—	—	(518)	(0.03)

Restructuring charges (1)	—	—	(443)	(0.03)

Income from discontinued operations, net of income taxes (2)	—	—	571	0.03

GAAP Net earnings (loss) attributable to Blyth, Inc.	(8,470)	(0.53)	745	0.04

Dividends paid to ViSalus noncontrolling interest holders in excess of income earned	(2,748)	(0.17)	—	—

GAAP Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(11,218)	$(0.7)	$745	$0.04

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.
(2) Amounts in 2012 discontinued operations represent net earnings from Sterno sold in October 2012.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2012
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings(loss)	$(7,232)	$(0.45)	$23,150	$1.34

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	—	—	(4,528)	(0.26)

ViSalus IPO related costs incurred	—	—	(2,108)	(0.12)

Impairment of intangible assets	—	—	(518)	(0.03)

Restructuring charges (1)	—	—	(1,367)	(0.08)

Income from discontinued operations, net of income taxes (2)	—	—	1,622	0.09

GAAP Net earnings (loss) attributable to Blyth, Inc.	(7,232)	(0.45)	16,251	0.94

Dividends paid to ViSalus noncontrolling interest holders in excess of income earned	(4,582)	(0.28)	—	—

GAAP Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(11,814)	$(0.73)	$16,251	$0.94

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.
(2) Amounts in 2012 discontinued operations represent net earnings from Sterno sold in October 2012.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.